September 29, 2017	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$5,700,000

Digital Variable Coupon Notes Linked to an Equally Weighted Basket of 9 Reference Stocks due October 3, 2023

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●	The notes are designed for investors who seek variable annual Coupon Payments that are linked to the performance of an equally weighted basket of 9 Reference Stocks, subject to the Minimum Coupon Rate and the Coupon Cap.
●	Investors should be willing to forgo dividend payments and any return on this investment beyond the Coupon Payments, while seeking full repayment of principal at maturity.
●	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
●	Investing in the notes is not equivalent to investing in a conventional debt security or directly in any of the Reference Stocks.
●	Minimum denominations of $1,000 and integral multiples thereof
●	The notes priced on September 29, 2017 and are expected to settle on or about October 3, 2017.
●	CUSIP: 46647MNH2

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$33.50	$966.50
Total	$5,700,000	$190,950	$5,509,050.00

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $33.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $934.30 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The Basket consists of 9 common stocks (each, a “Reference Stock” and collectively, the “Reference Stocks”) as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement.

Coupon Cap: 7.00% per annum (3.50% with respect to each semi-annual Coupon Payment Date)

Minimum Coupon Rate: 0.50% per annum (0.25% with respect to each semi-annual Coupon Payment Date)

Stock Return Floor: -20%

Pricing Date: September 29, 2017

Original Issue Date (Settlement Date): On or about October 3, 2017

Coupon Determination Dates*: March 28, 2018, September 28, 2018, March 28, 2019, September 30, 2019, March 30, 2020, September 28, 2020, March 29, 2021, September 28, 2021, March 28, 2022, September 28, 2022, March 28, 2023 and September 28, 2023

Coupon Payment Dates*: April 3, 2018, October 3, 2018, April 2, 2019, October 3, 2019, April 2, 2020, October 1, 2020, April 1, 2021, October 1, 2021, March 31, 2022, October 3, 2022, March 31, 2023 and October 3, 2023

Maturity Date*: October 3, 2023

Payment at Maturity: You will receive a cash payment at maturity, for each $1,000 note, equal to (a) $1,000 plus (b) the Coupon Payment applicable to the Maturity Date.

Stock Performance: With respect to each Reference Stock, for each Coupon Determination Date,

(a)    if the Stock Return on that Coupon Determination Date is greater than or equal to zero, the Coupon Cap, or

(b)    if the Stock Return on that Coupon Determination Date is less than zero, the greater of the Stock Return and the Stock Return Floor.

The Stock Performance for a Reference Stock may be positive or negative.

Coupon Payment: You will receive on each Coupon Payment Date for each $1,000 note a Coupon Payment equal to:

$1,000 × Coupon Rate

Coupon Rate: The Coupon Rate for each Coupon Payment Date will be a percentage equal to the sum of (a) the Stock Performance of each Reference Stock on the applicable Coupon Determination Date times (b) the Stock Weighting for that Reference Stock, provided that the Coupon Rate will not be less than the Minimum Coupon Rate.

Stock Return: With respect to each Reference Stock, for each Coupon Determination Date:

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date

Final Value: With respect to each Reference Stock, for each Coupon Determination Date, the closing price of one share of that Reference Stock on that Coupon Determination Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement.

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

PS-2| Structured Investments Digital Variable Coupon Notes Linked to an Equally Weighted Basket of 9 Reference Stocks

Key Terms Relating to the Reference Stocks

Reference Stock	Ticker Symbol	Stock Weighting	Initial Value
Common stock of AbbVie Inc., par value $0.01 per share	ABBV	1/9	$88.86
Ordinary shares of Alibaba Group Holding Ltd., par value $0.000025 per share (American Depository Shares, each representing one ordinary share)	BABA	1/9	$172.71
Common stock of Altria Group, Inc., par value $0.33 1/3 per share	MO	1/9	$63.42
Common stock of American Water Works Company, Inc., par value $0.01 per share	AWK	1/9	$80.91
Common stock of Baxter International Inc., par value $1.00 per share	BAX	1/9	$62.75
Class A Common stock of Facebook Inc., par value $0.000006 per share	FB	1/9	$170.87
Common stock of Lincoln National Corporation, no par value	LNC	1/9	$73.48
Common stock of OneMain Holdings, Inc., par value $0.01 per share	OMF	1/9	$28.19
Common shares of XL Group Ltd, par value $0.01 per share	XL	1/9	$39.45

Hypothetical Payout Profile

The following examples illustrate the hypothetical Coupon Rate and Coupon Payment for a Coupon Payment Date. The hypothetical Coupon Rates and Coupon Payments set forth below reflect the Coupon Cap of 7.00% per annum (3.50% with respect to each semi-annual Coupon Payment Date), the Minimum Coupon Rate of 0.50% per annum (0.25% with respect to each semi-annual Coupon Payment Date) and the Stock Return Floor of -20%. Each hypothetical Coupon Rate and Coupon Payments set forth below is for illustrative purposes only and may not be the actual Coupon Rate or Coupon Payments applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Example 1

Reference Stock	Stock Return	Stock Performance	Stock Performance × Stock Weighting
Stock 1	0.10%	3.50%	0.39%
Stock 2	0.05%	3.50%	0.39%
Stock 3	0.50%	3.50%	0.39%
Stock 4	1.00%	3.50%	0.39%
Stock 5	2.00%	3.50%	0.39%
Stock 6	-10.00%	-10.00%	-1.11%
Stock 7	2.50%	3.50%	0.39%
Stock 8	-8.00%	-8.00%	-0.89%
Stock 9	5.00%	3.50%	0.39%

Total:	0.72%
Coupon Rate:	0.72%

As illustrated by the immediately preceding table, even when most of the Reference Stocks only have modest positive Stock Returns, negative Stock Returns for the other Reference Stocks may reduce the Coupon Rate and the Coupon Payment on the applicable Coupon Payment Date.

PS-3| Structured Investments Digital Variable Coupon Notes Linked to an Equally Weighted Basket of 9 Reference Stocks

Example 2

Reference Stock	Stock Return	Stock Performance	Stock Performance × Stock Weighting
Stock 1	15.00%	3.50%	0.39%
Stock 2	15.00%	3.50%	0.39%
Stock 3	20.00%	3.50%	0.39%
Stock 4	50.00%	3.50%	0.39%
Stock 5	30.00%	3.50%	0.39%
Stock 6	30.00%	3.50%	0.39%
Stock 7	35.00%	3.50%	0.39%
Stock 8	25.00%	3.50%	0.39%
Stock 9	45.00%	3.50%	0.39%

Total:	3.50%
Coupon Rate:	3.50%

As illustrated by the immediately preceding table, even when all of the Reference Stocks have significant positive Stock Returns, the Coupon Payment on the applicable Coupon Payment Date is limited by the Coupon Cap.

Example 3

Reference Stock	Stock Return	Stock Performance	Stock Performance x Stock Weighting
Stock 1	5.00%	3.50%	0.39%
Stock 2	12.00%	3.50%	0.39%
Stock 3	-10.00%	-10.00%	-1.11%
Stock 4	50.00%	3.50%	0.39%
Stock 5	12.00%	3.50%	0.39%
Stock 6	0.00%	3.50%	0.39%
Stock 7	-25.00%	-20.00%	-2.22%
Stock 8	1.00%	3.50%	0.39%
Stock 9	-12.00%	-12.00%	-1.33%

Total:	-2.33%
Coupon Rate:	0.25%

As illustrated by the immediately preceding table, even if the negative Stock Returns offset any positive Stock Performance, the investor will receive the minimum Coupon Payment of $2.50 per $1,000 note on the applicable Coupon Payment Date.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-4| Structured Investments Digital Variable Coupon Notes Linked to an Equally Weighted Basket of 9 Reference Stocks

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

●	YOU MAY NOT RECEIVE COUPON PAYMENTS ON YOUR NOTES IN EXCESS OF A MINIMUM COUPON RATE OF 0.25% ON EACH SEMI-ANNUAL COUPON PAYMENT DATE —
If the minimum Coupon Rate applies for each of the applicable Coupon Payment Dates, over the term of the notes you will receive a minimum of $30.00 per $1,000 note. Therefore, the return on your investment in the notes may be less than the amount that would be paid on a conventional debt security having a similar maturity issued by us or an issuer with a comparable credit rating. The Coupon Payments paid over the term of the notes may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.
●	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED BY THE COUPON CAP OF 3.50% FOR EACH COUPON DATE.
Accordingly, your return on each Coupon Payment Date will be limited, regardless of the actual appreciation of the closing prices of the Reference Stocks, which may be significant.
●	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS —
In calculating the Coupon Rate for any Coupon Payment Date, any positive contribution from a Reference Stock with a positive Stock Return may be moderated, or more than offset, by declines in the closing prices of the other Reference Stocks. In addition, a positive contribution by a Reference Stock is limited to the Coupon Cap and a negative contribution by a Reference Stock is limited to the Stock Return Floor, which may have a disproportionate impact on the Coupon Rate. In addition, high correlation of movements in the prices of the Reference Stocks during periods of negative returns between the Reference Stocks could have an adverse effect on the return on the notes.
●	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
●	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
●	POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
●	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.
●	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —
We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
●	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY —
The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
●	LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

PS-5| Structured Investments Digital Variable Coupon Notes Linked to an Equally Weighted Basket of 9 Reference Stocks

●	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — See “The Estimated Value of the Notes” in this pricing supplement.
●	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
●	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.
●	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-6| Structured Investments Digital Variable Coupon Notes Linked to an Equally Weighted Basket of 9 Reference Stocks

The Reference Stock

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”) without independent verification.

Reference Stock	Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on September 29, 2017
Common stock of AbbVie Inc., par value $0.01 per share	ABBV	New York Stock Exchange (“NYSE”)	001-35565	$88.86
Ordinary shares of Alibaba Group Holding Ltd., par value $0.000025 per share (American Depository Shares, each representing one ordinary share)	BABA	NYSE	001-36614	$172.71
Common stock of Altria Group, Inc., par value $0.33 1/3 per share	MO	NYSE	001-08940	$63.42
Common stock of American Water Works Company, Inc., par value $0.01 per share	AWK	NYSE	001-34028	$80.91
Common stock of Baxter International Inc., par value $1.00 per share	BAX	NYSE	001-04448	$62.75
Class A Common stock of Facebook Inc., par value $0.000006 per share	FB	NASDAQ Stock Market LLC (NASDAQ)	001-35551	$170.87
Common stock of Lincoln National Corporation, no par value	LNC	NYSE	001-06028	$73.48
Common stock of OneMain Holdings, Inc., par value $0.01 per share	OMF	NYSE	001-36129	$28.19
Common shares of XL Group Ltd, par value $0.01 per share	XL	NYSE	001-10804	$39.45

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

●	AbbVie Inc. discovers, develops, manufactures, and sells pharmaceutical products worldwide.
●	Alibaba Group Holding Ltd. provides e-commerce services to businesses and individuals.
●	Altria Group, Inc. is a holding company that manufactures and sells tobacco products through its subsidiaries.
●	American Water Works Company, Inc. provides drinking water and wastewater treatment services.
●	Baxter International Inc. manufactures and sells hospital and renal care products.
●	Facebook Inc. is a company that operates social media websites.
●	Lincoln National Corporation operates insurance and retirement businesses.
●	OneMain Holdings, Inc. is a consumer financial services company.
●	XL Group Ltd. is an insurance and reinsurance company.

PS-7| Structured Investments Digital Variable Coupon Notes Linked to an Equally Weighted Basket of 9 Reference Stocks

Historical Information

Except as noted below, the following graphs set forth the historical performances of the Reference Stocks based on the weekly historical closing prices of one share of each Reference Stock from January 6, 2012 through September 29, 2017. The graph for AbbVie Inc. sets forth the historical performances of the common stock of AbbVie Inc. based on the weekly historical closing prices of one share of that Reference Stock from December 14, 2012 through September 29, 2017. The graph for Alibaba Group Holding Ltd. sets forth the historical performances of the ordinary shares of Alibaba Group Holding Ltd. based on the weekly historical closing prices of one share of that Reference Stock from September 19, 2014 through September 29, 2017. The graph for Facebook, Inc. sets forth the historical performances of the Class A common stock of Facebook, Inc. based on the weekly historical closing prices of one share of that Reference Stock from May 18, 2012 through September 29, 2017. The graph for OneMain Holdings sets forth the historical performances of the common stock of OneMain Holdings based on the weekly historical closing prices of one share of that Reference Stock from October 18, 2013 through September 29, 2017. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of one share of any Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Reference Stock on the Pricing Date or any Coupon Determination Date. We cannot give you assurance that the performance of the Index will result in any Coupon Payment above the Minimum Coupon Rate.

PS-8| Structured Investments Digital Variable Coupon Notes Linked to an Equally Weighted Basket of 9 Reference Stocks

PS-9| Structured Investments Digital Variable Coupon Notes Linked to an Equally Weighted Basket of 9 Reference Stocks

PS-10| Structured Investments Digital Variable Coupon Notes Linked to an Equally Weighted Basket of 9 Reference Stocks

PS-11| Structured Investments Digital Variable Coupon Notes Linked to an Equally Weighted Basket of 9 Reference Stocks

Treated as Variable Rate Debt Instruments

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 3-I. You and we agree to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. Assuming this characterization is respected, interest paid on the notes should generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your regular method of accounting for U.S. federal income tax purposes. In general, gain or loss realized on the sale, exchange or other disposition of the notes will be capital gain or loss. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding your particular circumstances.

Non-U.S. Holders – Additional Tax Consideration

Non-U.S. Holders should note that final Treasury regulations were released on legislation that imposes a withholding tax of 30% on payments to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences — FATCA” in the accompanying product supplement. Pursuant to the final regulations, such withholding tax will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject

PS-12| Structured Investments Digital Variable Coupon Notes Linked to an Equally Weighted Basket of 9 Reference Stocks

to this withholding tax. However, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2019.

Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, Treasury regulations exclude from the scope of Section 871(m) instruments issued in 2017 that are not “delta-one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel, Sidley Austin LLP, is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt

PS-13| Structured Investments Digital Variable Coupon Notes Linked to an Equally Weighted Basket of 9 Reference Stocks

issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Sidley Austin LLP, as counsel to the Company and the Guarantor, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the related guarantee will be a valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Limited Liability Company Act of Delaware and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 24, 2016, which has been filed as Exhibit 5.4 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on February 24, 2016.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 3-I dated April 15, 2016: https://www.sec.gov/Archives/edgar/data/19617/000095010316012641/crt-dp64830_424b2.pdf
●	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-14| Structured Investments Digital Variable Coupon Notes Linked to an Equally Weighted Basket of 9 Reference Stocks